 EXHIBIT 10.9

AMENDMENT ONE TO THE

SOUTHWESTERN ENERGY COMPANY NONQUALIFIED PLAN

R E C I T A L S:

WHEREAS, Southwestern Energy Company (the “Company”) previously adopted the Southwestern Energy Company Nonqualified Plan (the “Plan”) as a nonqualified deferred compensation plan for the benefit of a select group of management and highly compensated employees; and

WHEREAS, the Company previously amended and restated the Plan to comply with certain law changes, which amendment and restatement was effective January 1, 2005; and

WHEREAS, the Company previously established the Southwestern Energy Company Pension Plan (the “Pension Plan”) to provide retirement income benefits to its employees; and

WHEREAS, the Company has determined that contributions made to this Plan reduce the amount of annual compensation an individual receives for purposes of calculating his or her benefits under the Pension Plan’s terms; and

WHEREAS, the Company has decided to amend this Plan to provide for an annual contribution to provide a cash benefit equal to the amount of a Participant’s benefits which are not earned under the Pension Plan for each calendar year;

NOW THEREFORE, the Company hereby amends the Plan as follows:

a.

Article 4 of the Plan is hereby amended by adding the following new Section 4.4 to the end thereof, to be and to read as follows:

4.4

Annual Restoration Contribution

(a)

With respect to each Plan Year, a Participant shall receive an Annual Restoration Contribution equal to the additional annual accrual such Participant would have received under the Pension Plan if the Participant had not elected to make an annual contribution to this Plan.  This contribution amount shall be equal to (i) the additional dollar amount that would have been credited to the Participant’s Cash Balance Account under the Pension Plan’s terms, and (ii) the Actuarial Equivalent (as defined in Section 2.2(b) of the Pension Plan) of the additional accrued benefit that the Participant would have received under Section 4.1(a) of the Pension Plan solely due to his increase, if any, in Average Monthly Compensation (as defined in Section 2.7 of the Pension Plan), and shall be calculated by the Pension Plan’s actuary following the end of each Plan Year.

(b)

For the Plan Year ending December 31, 2009, the Company also shall make an additional Annual Restoration Contribution in the amount determined by the Committee.

The foregoing Amendment is hereby adopted pursuant to the authority delegated to the undersigned.

SOUTHWESTERN ENERGY COMPANY

By:    /s/ JENNY McCAULEY

Its:    SVP Human Resources

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